Exhibit 99.5

NEWS RELEASE	CONTACTS: (408) 995-5115

Media Relations: Katherine Potter, Ext. 1168
Investor Relations: Karen Bunton, Ext. 1121

Calpine Completes Canadian Gas Reserves Sale — Raises $625 Million

     (SAN JOSE, Calif.) /PR Newswire — First Call/ Sept. 2, 2004 — Calpine Corporation [NYSE:CPN] has completed the sale of all of its Canadian natural gas reserves and petroleum assets to PrimeWest Energy Trust and affiliates (PrimeWest) for a total purchase price of Cdn$825 million, or approximately US$625 million, less adjustments to reflect a July 1, 2004, effective date. The U.S. dollars purchase price takes into account a foreign exchange hedge established in connection with this transaction. Together with its recently completed Rocky Mountain natural gas sale, Calpine has raised nearly US$850 million.

     These Canadian assets currently represent approximately 221 billion cubic feet equivalent (bcfe) of proved reserves, producing approximately 61 million cubic feet equivalent of net gas per day (mmcfed). Also included in this sale is Calpine’s 25 percent interest in approximately 80 bcfe of proved reserves (net of royalties) and 32 net mmcfed of production owned by the Calpine Natural Gas Trust (CNGT). As a result of this sale, Calpine anticipates recognizing a pre-tax gain in excess of $100 million on its Canadian natural gas reserves and petroleum assets and its interest in CNGT. With this sale, Calpine no longer has an ownership interest in CNGT.

     Calpine Corporation, celebrating its 20th year in power, is a North American power company dedicated to providing electric power to customers from clean, efficient, natural gas-fired and geothermal power plants. The company generates power at plants it owns or leases in 21 states in the United States, three provinces in Canada and in the United Kingdom. The company is listed on the S&P 500 and was named FORTUNE’s 2004 Most Admired Energy Company. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information, visit www.calpine.com.

     This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (ii) other risks identified from time-to-time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2003 and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which can also be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

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